                                                                   EXHIBIT 10.11


                                  WEST GEORGIA
                                  NATIONAL BANK

                                 August 30, 2000

Richard A.  Duncan
350 W.  Club Drive
Carrollton, GA 30117

         RE: WEST GEORGIA NATIONAL BANK ("WGNB") EMPLOYMENT OF RICHARD A. DUNCAN ("EMPLOYEE")

Dear Mr.  Duncan:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB.

         SERVICES.  The services you will now perform for WGNB are as follows:
President as described in the attached Job Description (Exhibit "A"). Of course, your responsibilities may change from time to time based on determinations made by the board of directors or more senior officers. At this time, you will report to L. Leighton Alston, the Chief Executive Officer.

         TERM. This Agreement is for a term of two (2) years and may be extended for one additional year if neither party gives notice of termination more than ninety (90) days before the expiration of the initial term.

         COMPENSATION AND BENEFITS. You will be compensated in exchange for your services and the other agreements made in this letter. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $104,000 annually. Your compensation will be reviewed during your annual performance review, and may be increased based on a number of factors within the discretion of WGNB, including your performance and WGNB's performance. You will be reimbursed for all reasonable expenses incurred in the course of business. Because WGNB will have the sole right to determine what is reasonable, we recommend that before incurring expenses, you consult with Mr. Alston or whomever you report to at the time the expense may be incurred. You are also eligible to receive the benefits WGNB offers to employees of your level. In addition, so long as you are employed by WGNB, we will reimburse your dues for a membership at Sunset Hills Country Club and provide you with a company vehicle. You are also eligible to receive compensation as set forth in the Executive Compensation Plan and the Bonus and Stock Option Plan. You may also be permitted to participate in other plans at the discretion of the Board of Directors or a committee thereof.

         PROPRIETARY AND TRADE SECRET INFORMATION. You also acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information peculiar to WGNB's business, the disclosure or use of which would injure WGNB's business. Therefore, you agree that you will not at any time during or for two (2) years after the term of this Agreement, use, reveal, or divulge any trade secrets. In addition, you agree that during the term of this Agreement and for a period of three (3) years thereafter, you will not use, reveal, or divulge any confidential information. However, you shall not be required to keep confidential any trade secrets or confidential information that is or becomes publicly available, is independently developed by you outside of the scope of this Agreement, or is rightfully obtained from third parties.

         COMPETITION. You acknowledge that as President, you shall be engaged in activities for WGNB as described in the attached job description (Exhibit "A"). You also acknowledge that you are performing these activities for WGNB in Carroll County, Georgia (the "Territory"). You agree, that during your employment with WGNB, and for a period of twenty-four (24) months thereafter, you shall not in any manner, directly or indirectly, render services in the capacity of an officer, supervisor or manager (including supervisory or managerial services performed as an advisor, consultant or independent contractor), or render services substantially similar to services rendered by you to WGNB in the specific area of WGNB's business in which you are involved in the Territory.

         SOLICITATION OF CUSTOMERS. You also agree that during the term of your employment, and for a period of twenty-four (24) months thereafter, you will not, within the Territory, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity other than WGNB, actively solicit the business or patronage of any of the clients, customers or accounts of WGNB served by you during the term of this Agreement.

         FORM OF RELIEF FOR CERTAIN BREACHES. In the event of your actual or threatened breach of the preceding two paragraphs, WGNB, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting WGNB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that WGNB violated any of the terms of this Agreement.

         IMPACT OF TERMINATION CAUSES UPON COMPETITION AND SOLICITATION. Your employment may terminate in one of two fashions: either you terminate your employment, or WGNB terminates your employment.

         If you terminate your employment with WGNB for any reason, the provisions of the sections regarding Competition and Solicitation of Customers shall have full force and effect.

         WGNB may terminate your employment in one of two fashions: either with cause, or without cause. A termination "with cause" under this section of this letter agreement (as opposed to the next section which has a broader definition) occurs when two conditions are satisfied. First, there must be a "change in control." (A "Change of control" means any transaction or series of related transactions, which result in (1) transfer of more than 50% of the common stock of WGNB Corp., excluding mergers or consolidations; (2) sale of all or substantially all of WGNB Corp.'s assets, or (3) any merger or consolidation with another company where the surviving entity is directly controlled by persons other than shareholders of WGNB Corp.) Second, after a change in control and at any time before your last date of employment with WGNB, you decline to serve WGNB in another position or function at any location within the company without a reduction in salary.

         If WGNB terminates you without cause, then the provisions of the sections regarding Competition and Solicitation of Customers shall have no force and effect. If WGNB terminates you with cause as defined in this Section, those provisions shall have full force and effect. Any termination that is not with cause is without cause.

         IMPACT OF TERMINATION CAUSE UPON SEVERANCE COMPENSATION. This Section applies only to termination of your employment by WGNB, as opposed to your own termination of your employment. WGNB may terminate your employment in one of two fashions: either with cause, or without cause. For the purposes of this Section, termination with cause includes the definition in the preceding Section, and also includes any other instance in which a similarly situated employer would terminate employment, including but not limited to theft, dishonesty, nonperformance and violation of policy. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to twenty-four (24) month's salary plus accrued vacation. If you are terminated with cause you will receive no such lump sum.

         MISCELLANEOUS. This letter constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable. This Agreement may only be amended in writing, signed by all of the parties. This Agreement may be assigned by WGNB to any parent, subsidiary or successor-in-interest without consent of Employee. This Agreement shall be governed by the laws of the State of Georgia, and all disputes arising out of or relating to this Agreement shall be litigated in Federal Court in the State of Georgia or State Court in Carroll County, State of Georgia. The parties to this Agreement consent to jurisdiction and venue in those courts.

         If you agree with the terms of this letter, please signify by signing below.

                                   Sincerely,

                                   West Georgia National Bank

                                   By.      /s/ L. Leighton Alston
                                       ----------------------------------------
                                            L. Leighton Alston

                                   Its:     Chief Executive Officer

         Agreed to and accepted this 30th day of August, 2000.


                                            /s/  Richard A. Duncan
                                       ----------------------------------------
                                       Richard A. Duncan

                                                                     EXHIBIT "A"



                           WEST GEORGIA NATIONAL BANK
                                 JOB DESCRIPTION
                                  JANUARY, 2000

                              JOB TITLE: PRESIDENT
--------------------------------------------------------------------------------
JOB CODE: E 107
DEPARTMENT:       ADMINISTRATIVE
REPORTS TO:       CHIEF EXECUTIVE OFFICER

APPROVED BY:                                    DATE:
--------------------------------------------------------------------------------
SUMMARY:
Has overall responsibility for the loan portfolio, commercial loans, mortgage loans and loan operations. Participates in the development and recommendation of loan objectives, policies, and practices. Provides advice and guidance to officers engaged in loan activities; approves the largest and most complex loans. Responsible for insuring all lending regulations and guidelines are being met. Ultimately responsible' for the orderly collection of delinquent loans. Represents the bank to regulatory agencies, other financial organizations, trade associations, and others.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Fills in for the Chief Executive Officer and/or the Executive Vice President and Chief Operating Officer in their absence.

Serves as a member of the bank's senior management team and participates significantly in developing overall policies, programs, objectives and goals of the lending function of the bank. In addition, serves as Chairman of the Officers' Loan Committee.

Represents the bank at civic functions, provides leadership in key community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the bank and otherwise promotes the bank's image.

Assumes overall responsibility for the loan portfolio.

Evaluates the loan portfolio and analyzes any developing trends.

Reviews approved loans and delinquency reports to ensure that policies and practices are being followed.

Studies problems and recommends changes in present loan policies and practices. Maintains contacts with other lending institutions to keep informed of trends in the bank lending field. Keeps informed of market conditions and competitive interest rates to implement changes in the bank's rate structure.

Reviews innovations in the lending industry and evaluates their practicality and effectiveness. Directs research into new products and/or concepts that could increase operating efficiency, profits and/or market share.

Reviews and extracts legislation and legal decisions affecting the bank's lending function and ensures compliance with all applicable regulations and statutes.

Consults with loan officers on larger and more complex loans.

Assists in training of commercial loan officers.

Aids in the development of officer/director call program and participates in sales development activities cross-selling services in a professional manner.

Ensures that loan policy, practices, and procedures are followed, implements corrective action when necessary, coordinating with the head of retail lending.

Provides for loan services to commercial loan officers, including credit analysis, evaluation of financial statements and credit information, and collection of overdue loans.

Responsible for monthly communication to the Board of Directors on progress and changes to the loan function.

Exercises the usual authority of a department head concerning staffing, performance appraisals, promotions, salary recommendations and terminations.

Continually reviews journals, articles, publications and other material to review legal changes and decisions in the lending area. Attends various applicable seminars.

Prepares detailed information for preparing the department budget including projected loan volume, rate of return and expenditures.

Represents the bank in contacts with business and trade associations, customers, and regulatory agencies.

CRA REQUIREMENTS:
All personnel are expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. All employees shall cooperate with and support the bank's CRA program. Staff will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations and/or community protests.



PRODUCT KNOWLEDGE REQUIREMENTS:
It is the responsibility of all personnel to know and understand the bank's products and services that are provided and give information to customers when requested to do so.

SUPERVISORY RESPONSIBILITIES:
Manages subordinate supervisors who supervise employees in the Commercial Lending Department, Mortgage Lending Department and Loan Operations. Is responsible for the overall direction, coordination and evaluation of these units. Also directly supervises one non-supervisory employee, an Executive Secretary.

Carries out supervisory responsibilities in accordance with the bank's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATION REQUIREMENTS:
To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         EDUCATION AND/OR EXPERIENCE:
         A technical level of knowledge normally acquired through completion of a master's level program in business administration, finance or related area. Seven to ten years of progressively increasing responsible lending experience.

         LANGUAGE SKILLS:
         Ability to read, analyze, and interpret general business periodicals, professional journals, technical procedures or governmental regulations. Ability to write reports, business correspondence and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers and the general public.

         MATHEMATICAL SKILLS:
         Good analytical skills with problem solving abilities. Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of credit analysis. Ability to apply concepts such as fractions, percentages, ratios and proportions to practical situations.

         REASONING ABILITY:
         Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists. Ability to interpret a variety of instructions furnished in written, oral, diagram, or schedule form.


         CERTIFICATES, LICENSES, REGISTRATIONS:
         Preferred Graduate of LSU Graduate School of Banking of the South. Various BAI or AIB bank related courses are helpful.

         OTHER SKILLS AND ABILITIES:
         A high level of interpersonal skills to communicate policies, procedures, and objectives effectively and to represent the bank positively. A high level of analytical skills to assess and evaluate the operation of subordinate areas of responsibility, participate in establishing bank-wide financial goals, analyze new products, review legal opinions and draft operational reports to the board.

         PHYSICAL DEMANDS:
         The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         While performing the duties of this job, the employee is frequently required to talk or hear. The employee is occasionally required to stand, walk, sit and use hands to handle or feel objects, tools or controls.

         Specific vision abilities required by this job include close vision, distance vision and the ability to adjust focus.

         WORK ENVIRONMENT:
         The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         While performing the duties of this job, the employee may occasionally be exposed to outside weather conditions while conducting collateral inspections.

         The noise level in the work environment is usually quiet.